Xerox Corporation Savings Plan

Financial Statements and Supplemental Schedule

To Accompany 2014 Form 5500

Annual Report of Employee Benefit Plan

Under ERISA of 1974

December 31, 2014 and 2013

Xerox Corporation Savings Plan

Index

Page(s)

Independent Auditor’s Report	1

Financial Statements

Statements of Assets Available for Benefits	2

Statement of Changes in Assets Available for Benefits	3

Notes to Financial Statements	4-31

Supplemental Schedule

Schedule H, Part IV, Item 4i - Schedule of Assets (Held at End of Year)	32

Note:	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Administrator of

Xerox Corporation Savings Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Xerox Corporation Savings Plan (the “Plan”) at December 31, 2014 and 2013, and the changes in net assets available for benefits for the year ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental schedule of assets (held at end of year) at December 31, 2014 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule of assets (held at end of year) is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP

Stamford, Connecticut

June 25, 2015

PricewaterhouseCoopers LLP, 300 Atlantic Street, Stamford, CT 06901

T: (203) 539 3000, F: (813) 207 3999, www.pwc.com/us

Xerox Corporation Savings Plan

Statements of Assets Available for Benefits

	December 31,
(in thousands)	2014	2013
Assets
Investment interest in Master Trust at fair value (Note 4)	$4,433,093	$4,509,540
Participant loans receivable	58,925	61,094
Employer contributions receivable	7,641	7,828

Total Assets	4,499,659	4,578,462

Assets available for benefits	$4,499,659	$4,578,462

The accompanying notes are an integral part of these financial statements.

Xerox Corporation Savings Plan

Statement of Changes in Assets Available for Benefits

(in thousands)	Year Ended December 31, 2014
Additions to assets attributed to:
Contributions
Participant	$103,528
Employer	30,942
Rollovers (from RIGP and ESOP) (Note 8)	22,035
Rollovers	4,287

Total contributions	160,792

Net appreciation from plan interest in Master Trust, net of administrative expenses	255,010
Interest income on participant loans	2,440
Transfers in from affiliated plan (Note 8)	89

Total additions	418,331

Deductions from assets attributed to:
Benefits paid to participants	494,799
Administrative expenses	1,827
Other	508

Total deductions	497,134

Net decrease	(78,803)
Assets available for benefits
Beginning of year	4,578,462

End of year	$4,499,659

The accompanying notes are an integral part of these financial statements.

Xerox Corporation Savings Plan

Notes to Financial Statements

1.	Description of the Plan

The following description of the Xerox Corporation Savings Plan (the Plan) provides only general information. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Participants should refer to the summary plan description and the plan document for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering substantially all full and part-time U.S. employees of Xerox Corporation (the Company) and participating subsidiaries, except those covered by a collective bargaining agreement unless that agreement calls for participation in the Plan. Employees are automatically eligible to participate in the Plan upon date of hire.

Administration

The Plan Administrator Committee is appointed by the Vice President of Human Resources of the Company and is responsible for the general administration of the Plan and for carrying out the Plan provisions. The trustee of the Plan is State Street Bank and Trust Company. Xerox HR Solutions, LLC is the record keeper of the Plan.

Contributions

Subject to limits imposed by the Internal Revenue Code, eligible employees may contribute to the Plan up to 80% of pay (as defined in the Plan document) through a combination of before-tax and after-tax payroll deductions. Participants who are at least age 50 by the end of the plan year may make an additional catch-up contribution up to $5,500 (increased to $6,000 in 2015). Participants direct the investment of their contributions into various investment options offered by the Plan.

The Company provides a matching contribution of 3% (100% up to 3% of eligible pay that is saved in the Plan).

To be eligible to receive the matching Company contribution, the participant must be actively employed on the last business day of the quarter (except by reason of death, retirement, approved leave of absence, disability or layoff) in which the contribution is made by the Company.

Vesting of Benefits

Participants are vested immediately in employee and employer contributions and actual earnings thereon.

Payment of Benefits

Upon termination of service, a participant may elect to defer receipt of benefits or receive a lump-sum amount equal to the value of his or her account. Participants who are retiree eligible (at least 55 years of age with at least 10 years of service) when service is terminated can receive installments.

For a participant who attains age seventy and one-half after December 31, 2011, and has terminated employment, Plan benefits will be distributed by April 1 of the calendar year following the calendar year of attainment of age seventy and one-half, in an amount equal to the Required Minimum Distribution, as defined, and the remainder of the participant’s benefits under the Plan shall be entirely distributed by the last day of the calendar year following the calendar year of attainment of age seventy and one-half. This will not apply to a participant who has elected payment in installments.

Investment Options

Plan participants are able to direct the investment of their Plan holdings (employer and employee contributions) into various investment options as offered under the Plan on a daily basis. The investment options consist of 10 Lifecycle Funds, 15 Focused Strategy Funds that include passively and actively managed options, and the Company stock fund.

Xerox Corporation Savings Plan

Notes to Financial Statements

Participant Loans Receivable

Participants are permitted to borrow from their accounts subject to limitations set forth in the Plan document. The loans are generally payable up to 4.5 years, except for loans to secure a private residence which can be payable up to 14.5 years and bear interest at an interest rate equal to the Citibank commercial prime rate as published in the Wall Street Journal in effect on the 15th day of the month prior to the first day of the quarter to which it is to apply, plus 1% as set forth on January 1, April 1, July 1, and October 1 by the Plan administrator. Principal and interest payments on the loans are re-deposited into the participants’ accounts, primarily made through payroll deductions, based on their current investment allocation elections. Participants may not have more than five loans outstanding at any one time and the balance of outstanding loans for any one individual cannot exceed $50,000 or 50% of their vested account balance. Interest rates for loans ranged from 4.25% to 10.5% at December 31, 2014 and 2013, with loans maturing at various dates through 2029.

Participant Accounts

Each participant account is credited with the participant’s contributions, the Company’s contributions and an allocation of Plan earnings (losses). Plan earnings (losses) are allocated based on account balances by investment option. Expenses payable by the Plan are charged to participant accounts.

Plan Termination

The Plan was established with the expectation that it will continue indefinitely; however, the Company reserves the right to amend or terminate the Plan.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Benefit Payments

Benefit payments are recorded when paid.

Participant Loans Receivable

Loans receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the plan document.

Contributions

Employee contributions are recorded when withheld from participants’ pay. Employer contributions are recorded on a quarterly basis.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Accordingly, actual results could differ from those estimates.

Xerox Corporation Savings Plan

Notes to Financial Statements

Basis of Presentation

The assets of the Plan are held in the Xerox Corporation Trust Agreement to Fund Retirement Plans (the Master Trust). The value of the Plan’s interest in the Master Trust is based on the beginning of year value of the Plan’s interest in the trust, plus actual contributions and investment income (loss) based on participant account balances, less actual distributions and allocated administrative expenses. For financial reporting purposes, income on Plan assets and any realized or unrealized gains or losses on such assets and expenses in the Master Trust are allocated to the Plan based on participant account balances.

The Master Trust holds assets for other Company-sponsored plans, some of which may be defined contribution plans and some defined benefit plans. Because the Plan’s interest in the Master Trust is based on participant investment options, there are certain Master Trust investments in which the Plan does not invest.

Valuation of Investments and Income Recognition

The Plan’s investment in the Master Trust is recorded at an amount equal to the Plan’s interest in the underlying investments of the Master Trust. Investments of the Master Trust are stated at fair value. Shares of registered investment company funds are valued at the net asset value as reported by the fund managers at year-end. Common and preferred stock are stated at fair value based on published market closing prices. Fixed income investments are valued on the basis of valuations furnished by Company-approved independent pricing services. These services determine valuations for normal institutional-size trading units of such securities using valuation models or matrix pricing, which incorporates yield and/or price with respect to bonds that are considered comparable in characteristics such as rating, interest rate and maturity date and quotations from security dealers to determine current value. If these valuations are deemed to be either not reliable or not readily available, the fair value will be determined in good faith by the Company. The fair value of the common collective trusts are valued at the net asset value on the last business day of the year. Limited partnerships including real estate trusts, are valued at estimated fair value based on fair value as reported in their audited financial statements, as well as information received from the investment advisor. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Administrative Expenses

Certain administrative expenses, such as Trustee, record keeping, and investment manager fees are paid by the Master Trust and are netted against Master Trust investment income (loss). Expenses paid by the Plan include legal and audit fees. Certain other administrative expenses are paid by the Company.

Risks and Uncertainties

Investments are exposed to various risks, such as interest rate and market risk. Due to the risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is at least reasonably possible that the changes in values of investments in the near term could materially affect the amount reported in the Statements of Assets Available for Benefits and the Statement of Changes in Assets Available for Benefits.

The Plan invests a portion of its assets in securities with contractual cash flows, such as asset backed securities, collateralized mortgage obligations and commercial mortgage-backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies and/or defaults and may be adversely affected by shifts in the market’s perception of the issuers, including the issuers’ creditworthiness. Early repayment of principal on some mortgage–related securities may expose the plan to a lower rate of return upon reinvestment of the principal.

Xerox Corporation Savings Plan

Notes to Financial Statements

The Plan also invests in foreign securities. Investing in foreign securities may include certain risks and considerations not typically associated with investing in U.S. securities, such as fluctuating currency values and changing local and regional economic, political and social conditions, which may result in greater market volatility. In addition, certain foreign securities may not be as liquid as U.S. securities.

New Accounting Standard

In May 2015, the Financial Accounting Standards Board issued ASU 2015-07 (Fair Value Measurement (Topic 820) Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)). ASU 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. ASU 2015-07 is effective for the fiscal year ending December 31, 2016, with early adoption permitted. This standard involves presentation and disclosure and, therefore, is not expected to have a material impact on the Plan’s Statement of Net Assets Available for Benefits.

3.	Federal Income Taxes

The Internal Revenue Service has determined and informed the Company by a letter dated September 9, 2013, that the Plan and related Master Trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. The Plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2014, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes it is no longer subject to income tax examinations for years prior to 2010.

Xerox Corporation Savings Plan

Notes to Financial Statements

4.	Master Trust

As discussed in Note 2, the Plan participates in the Master Trust. The Trustee holds the Master Trust’s investment assets, provides administrative functions for each of the Plans participating in the Master Trust, and executes investment transactions as directed by participants.

The following Xerox employee benefit plans represent the following percentages in the net assets of the Master Trust, for the year ended December 31:

	2014	2013
Xerox Corporation Savings Plan	57.0%	59.1%
Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards	3.2%	3.3%
Xerox Corporation Retirement Income Guarantee Plan	37.0%	34.8%
Retirement Income Guarantee Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards	2.8%	2.8%

	100.0%	100.0%

Xerox Corporation Savings Plan

Notes to Financial Statements

The following financial information is presented for the Master Trust.

Statements of Net Assets of the Master Trust are as follows:

	December 31,
(in thousands)	2014	2013
Assets
Investments at fair value
Short term investments	$351,174	$412,410
Fixed income investments	1,361,735	1,128,949
Xerox common stock	137,970	134,859
Registered investment companies	753,606	765,231
Common and preferred stock	1,478,191	1,465,325
Common collective trusts	3,152,152	3,202,546
Interest in real estate trusts	28,918	28,824
Interest in partnerships/joint ventures	529,457	493,630
Interest in restricted stock	947	9
Unrealized gain on foreign exchange contracts	3,699	2,378
Purchased options and swaptions	2,375	814
Variation margin on derivative instruments	62	11
Premiums paid for open swap contracts	3,592	771
Unrealized gain on open swap contracts	2,371	1,165
Other	—	9

	7,806,249	7,636,931

Cash	2,148	3,040
Cash, segregated	3,771	13,254
Receivables
Accrued dividends and interest	17,350	18,211
Receivable for securities sold	4,129	7,242
Other Assets	7,686	—

Total assets	7,841,333	7,678,678

Liabilities
Due to trustee	6,577	—
Due to broker	1,623	607
Payable for securities purchased	29,890	14,445
Accrued expenses	6,997	2,115
Unrealized loss on foreign exchange contracts	612	3,412
Options/swaptions written at value (premium received $5,105 and $7,942, respectively)	2,372	12,680
Variation margin on derivative instruments	16	163
Premiums received for open swap contracts	2,208	656
Unrealized loss on open swap contracts	7,203	17,280
Other	3,077	3,493

Total liabilities	60,575	54,851

Net assets of the Master Trust	$7,780,758	$7,623,827

Xerox Corporation Savings Plan

Notes to Financial Statements

Statement of Changes in Net Assets of the Master Trust is as follows:

Year Ended December 31, 2014
(in thousands)
Additions to net assets attributable to
Investments
Interest and dividends (net of withholding taxes of $378)	$101,777
Net appreciation of investments	690,328

Total additions from investments	792,105

Deductions from net assets attributable to
Net transfers out of Master Trust *	496,637
Administrative expenses	31,503
Other	107,034

Total deductions	635,174

Net increase in net assets available for benefits	156,931
Net assets available for benefits
Beginning of year	7,623,827

End of year	$7,780,758

*	Net transfers include employer contributions, employee contributions, rollovers, benefit payments and other transfers.

Xerox Corporation Savings Plan

Notes to Financial Statements

Investment Strategy Fiduciary

The named fiduciary with respect to the overall investment strategy for the Master Trust investments, along with all other day to day fiduciary investment responsibilities, is the Xerox Retirement Investment Committee (XRIC). The Xerox Corporate Treasurer chairs the XRIC, which is composed of corporate members who oversee the management of the funds on a regular basis.

During 2014, the Master Trust’s investments (including investments bought, sold, and held during the year) appreciated (depreciated) in value as follows (in thousands):

Year Ended
December 31, 2014
Fixed income investments	$172,461
Registered investment companies	(2,137)
Common and preferred stock	98,531
Common collective trusts	174,633
Xerox common stock	17,270
Futures contracts	3,351
Foreign currency contracts	1,485
Options/Swaptions contracts	12,840
Interest in real estate trusts	9,822
Interest in partnerships/joint ventures	178,269
Swap contracts	23,803

Net appreciation	$690,328

5.	Fair Value Measurement

ASC 820, Fair Value Measurements and Disclosures, defines fair value, establishes a market-based framework hierarchy for measuring fair value, and expands disclosures about fair value measurements in the notes to the financial statements. ASC 820 is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value.

In accordance with ASC 820, fair value is defined as the price that would be received to sell an asset in an orderly transaction between market participants at the measurement date in the principal or most advantageous market of the asset.

ASC 820 established a three-tier hierarchy based on transparency of inputs to the valuation of an asset or liability:

Level 1:	Unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities.

Level 2:	Prices determined using other significant observable inputs. Observable inputs are inputs that other market participants would use in valuing a portfolio instrument. These may include quoted prices for similar securities, interest rates, foreign exchange rates, prepayment speeds, credit risk and others.

Level 3:	Prices determined using significant unobservable inputs. In situations where quoted prices or observable inputs are unavailable (for example, when there is little or no market activity for an investment at the end of the period), unobservable inputs may be used. Unobservable inputs reflect the Plan Administrator’s own assumptions about the factors market participants would use in valuing a portfolio instrument, and would be based on the best information available.

Xerox Corporation Savings Plan

Notes to Financial Statements

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The primary Level 3 assets are Real Estate and Private Equity/Venture Capital investments. The fair value of the real estate investment funds are based on the Net Asset Value (NAV) of the ownership interest in the funds. NAV information is received from the investment advisers and is primarily derived from third-party real estate appraisals for the properties owned. The fair value for the private equity/venture capital partnership investments are based on our share of the estimated fair values for the underlying investments held by these partnerships as reported in their audited financial statements. The valuation techniques and inputs for the Level 3 assets have been consistently applied for all periods presented. The investment advisers are selected by the XRIC. The authority for monitoring the valuation process of all investments is delegated by the XRIC to the Chief Investment Officer to whom the Xerox Trust Investment group reports. The Trust Investment group meets with investment advisers and performs quarterly reviews of the funds’ fair value measurements with investment advisers comparing those valuations to similar funds’ valuations outside of the Master Trust. Any changes in the fair value measurements are followed up and brought to the XRIC’s attention at their quarterly meetings.

According to the hierarchy, each fund was assigned a level 1, 2 or 3, based on where each fund’s assets were invested in.

Xerox Corporation Savings Plan

Notes to Financial Statements

Table 1. Master Trust (Defined Contribution and Defined Benefit Plans)

(in thousands)	Investment Assets at Fair Value as of December 31, 2014
	Level 1	Level 2	Level 3	Total
Assets:
Short term investments	$—	$351,174	$—	$351,174
Xerox common stock	137,970	—	—	137,970
Common and preferred stock
U.S. large cap	827,886	—	—	827,886
U.S. mid cap	165,152	—	—	165,152
U.S. small cap	264,166	—	—	264,166
Internationally developed	220,987	—	—	220,987
Common collective trusts
Domestic equity	—	650,811	—	650,811
Fixed income	21,321	303,527	—	324,848
International equity	—	462,377	—	462,377
Domestic / International equity / Fixed Income	—	1,714,116	—	1,714,116
Registered investment companies
Domestic equity	529,647	—	—	529,647
International equity	126,841	—	—	126,841
Emerging markets	97,118	—	—	97,118
Fixed income investments
Debt securities issued by government	—	306,633	—	306,633
Corporate bonds	—	955,148	—	955,148
Municipal bonds	—	69,163	—	69,163
Asset backed securities	—	5,707	—	5,707
Bank Loans	—	25,084	—	25,084
Interest in partnerships / joint ventures	—	125,921	403,536	529,457
Interest in real estate trusts	—	—	28,918	28,918
Interest in restricted stock	—	—	947	947
Purchased options and swaptions	—	2,375	—	2,375
Unrealized gain on foreign exchange contracts	—	3,699	—	3,699
Unrealized gain on futures contracts *	819	—	—	819
Unrealized gain on swap contracts	—	2,371	—	2,371

Total investment assets at fair value	$2,391,907	$4,978,106	$433,401	$7,803,414

	Investment Liabilities at Fair Value as of December 31, 2014
	Level 1	Level 2	Level 3	Total
Liabilities:
Written options and swaptions	$—	$2,372	$—	$2,372
Unrealized loss on foreign exchange contracts	—	612	—	612
Unrealized loss on futures contracts *	20	—	—	20
Unrealized loss on swap contracts	—	7,203	—	7,203

Total investment liabilities at fair value	$20	$10,187	$—	$10,207

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statements of Net Assets of the Master Trust.

Xerox Corporation Savings Plan

Notes to Financial Statements

Table 2. Defined Contribution Plans only

(in thousands)	Investment Assets at Fair Value as of December 31, 2014
	Level 1	Level 2	Level 3	Total
Short term investments	$—	$325,525	$—	$325,525
Xerox common stock	137,970	—	—	137,970
Common and preferred stocks
U.S. large cap	464,644	—	—	464,644
U.S. mid cap	102,154	—	—	102,154
U.S. small cap	226,349	—	—	226,349
Internationally developed markets	56,539	—	—	56,539
Common collective trusts
Domestic equity	—	612,307	—	612,307
Fixed income	21,321	169,116	—	190,437
International equity	—	370,000	—	370,000
Domestic/International equity/Fixed Income	—	1,714,116	—	1,714,116
Registered investment companies
Domestic equity	445,516	—	—	445,516
International equity	37,962	—	—	37,962
Interest in restricted stock	—	—	947	947

Total investment assets at fair value	$1,492,455	$3,191,064	$947	$4,684,466

There were no transfers between levels 1 and 2 of the fair value hierarchy during the year.

Xerox Corporation Savings Plan

Notes to Financial Statements

Table 1. Master Trust (Defined Contribution and Defined Benefit Plans)

	Investment Assets at Fair Value as of December 31, 2013
(in thousands)	Level 1	Level 2	Level 3	Total

Assets:
Short term investments	$—	$412,410	$—	$412,410
Xerox common stock	134,859	—	—	134,859
Common and preferred stock
U.S. large cap	804,975	—	—	804,975
U.S. mid cap	162,464	—	—	162,464
U.S. small cap	280,779	—	—	280,779
Internationally developed	217,107	—	—	217,107
Common collective trusts
Domestic equity	—	628,724	—	628,724
Fixed income	22,390	224,358	—	246,748
International equity	—	547,602	—	547,602
Emerging markets	—	81,783	—	81,783
Domestic / International equity / Fixed Income	—	1,697,689	—	1,697,689
Registered investment companies
Domestic equity	599,862	—	—	599,862
International equity	65,200	—	—	65,200
Emerging markets	100,169	—	—	100,169
Fixed income investments
Debt securities issued by government	—	188,889	—	188,889
Corporate bonds	—	869,150	—	869,150
Municipal bonds	—	61,489	—	61,489
Asset backed securities	—	5,523	—	5,523
Bank Loans	—	3,898	—	3,898
Interest in partnerships / joint ventures	—	115,546	378,084	493,630
Interest in real estate trusts	—	—	28,824	28,824
Interest in restricted stock	—	—	9	9
Purchased options and swaptions	—	814	—	814
Unrealized gain on foreign exchange contracts	—	2,378	—	2,378
Unrealized gain on futures contracts *	153	—	—	153
Unrealized gain on swap contracts	—	1,165	—	1,165

Total investment assets at fair value	$2,387,958	$4,841,418	$406,917	$7,636,293

	Investment Liabilities at Fair Value as of December 31, 2013
	Level 1	Level 2	Level 3	Total
Liabilities:
Written options and swaptions	$—	$12,680	$—	$12,680
Unrealized loss on foreign exchange contracts	—	3,412	—	3,412
Unrealized loss on futures contracts *	1,204	—	—	1,204
Unrealized loss on swap contracts	—	17,280	—	17,280

Total investment liabilities at fair value	$1,204	$33,372	$—	$34,576

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statement of Net Assets of the Master Trust.

Xerox Corporation Savings Plan

Notes to Financial Statements

Table 2. Defined Contribution Plans only

	Investment Assets at Fair Value as of December 31, 2013
(in thousands)	Level 1	Level 2	Level 3	Total

Short term investments	$—	$386,875	$—	$386,875
Xerox common stock	134,859	—	—	134,859
Common and preferred stocks
U.S. large cap	459,032	—	—	459,032
U.S. mid cap	97,712	—	—	97,712
U.S. small cap	247,367	—	—	247,367
Internationally developed markets	47,906	—	—	47,906
Common collective trusts
Domestic equity	—	582,575	—	582,575
Fixed income	22,390	161,522	—	183,912
International equity	—	390,674	—	390,674
Domestic/International equity/Fixed Income	—	1,697,689	—	1,697,689
Registered investment companies
Domestic equity	524,559	—	—	524,559
International equity	10,108	—	—	10,108
Interest in restricted stock	—	—	9	9

Total investment assets at fair value	$1,543,933	$3,219,335	$9	$4,763,277

There were no transfers between Levels 1 and 2 of the fair value hierarchy during the year.

Level 3 Investment Assets

The level 3 investment assets represent approximately five percent of the total Master Trust investments and are comprised of the partnerships, real estate funds and investments in restricted stock. The table below sets forth a summary of changes in the fair value of the Master Trust’s level 3 investment assets for the year ended December 31, 2014. The classification of an investment within level 3 is based upon the significance of the unobservable inputs to the overall fair value measurement.

Table 3 . Level 3 Investment Assets

	Investment Assets at Fair Value as of December 31, 2014
(in thousands)	Partnerships	Real Estate	Restricted Stock	Total

Balance, Beginning of year	$378,084	$28,824	$9	$406,917
Additions:
Realized gains	31,201	1,357	—	32,558

Change in unrealized gains *	13,903	7,365	—	21,268
Purchases, issuances	40,285	725	1,185	42,195

	$85,389	$9,447	$1,185	$96,021

Deductions:
Realized losses	(744)	(1,500)	—	(2,244)
Change in unrealized losses *	(4,876)	(367)	(247)	(5,490)
Sales, settlements	(54,317)	(7,486)	—	(61,803)

	$(59,937)	$(9,353)	$(247)	$(69,537)

Balance, End of year	$403,536	$28,918	$947	$433,401

*	Change in unrealized gains (losses) relating to investments held at December 31, 2014 was $15,778,000, which is comprised primarily of Partnerships of $9,027,000 and Real Estate of $6,998,000.

Xerox Corporation Savings Plan

Notes to Financial Statements

Table 3 . Level 3 Investment Assets

	Investment Assets at Fair Value as of December 31, 2013
(in thousands)	Partnerships	Real Estate	Restricted Stock Common Stock		Total

Balance, Beginning of year	$312,417	$56,720	$26	$184	$369,347
Additions:
Realized gains	28,753	2,690	—	—	31,443
Change in unrealized gains *	31,513	8,144	—	—	39,657
Purchases, issuances	77,052	499	—	—	77,551

	$137,318	$11,333	$—	$—	$148,651

Deductions:
Realized losses	(5,894)	(204)	—	—	(6,098)
Change in unrealized losses *	(6,982)	(1,489)	(17)	(184)	(8,672)
Sales, settlements	(58,775)	(37,536)	—	—	(96,311)
Transfer out	—	—	—	—	—

	$(71,651)	$(39,229)	$(17)	$(184)	$(111,081)

Balance, End of year	$378,084	$28,824	$9	$—	$406,917

*	Change in unrealized gains (losses) relating to investments held at December 31, 2013 was $30,985,000, which is comprised primarily of Partnerships of $24,531,000 and Real Estate of $6,655,000.

At December 31, 2014 and 2013, the Vanguard Fiduciary Trust Company Target Retirement 2020 investment of $753,967,000 and $757,596,000, respectively, represented more than 5% of the Master Trust net assets.

Xerox Corporation Savings Plan

Notes to Financial Statements

Fair Value Measurements of the Investments in Certain Entities that Calculate Net Asset Value per Share at December 31, 2014 (in millions):

				Redemption
				Frequency	Trade to
		Unfunded	Remaining	(If currently	Settlement	Redemption
	Fair Value	Commitments	Life	eligible)	Terms	Notice Period
Commingled fund investing in Fixed Income [1]	$324.8	$—	N/A	daily, pending market conditions	1 to 3 days	N/A
Commingled fund investing in Domestic Equity [1]	650.8	—	N/A	daily, pending market conditions	1 to 3 days	N/A
Commingled fund investing in International Equity [1]	462.4	—	N/A	daily, pending market conditions	1 to 3 days	N/A
Commingled fund investing in mutual funds investing in fixed income and equity securities [1]	1,714.1	—	N/A	daily, pending market conditions	1 to 3 days	N/A
Partnership Fund investing in
International Equity [2]	125.9	—	N/A	monthly	1 to 3 days	15 days
Private Equity Funds [3]	403.5	145.1	1 to 5 years	N/A	N/A	N/A
Private Real Estate Funds [4]	28.9	2.3	1 to 6 years	N/A	N/A	N/A

Total	$3,710.4	$147.4

**	Amount represents certain investments of the Master Trust that calculate net asset value per share.
[1]	These categories represent investments in Common Collective Trusts investing in domestic equity, international equity, and fixed income securities. All the Common Collective Trust funds have daily liquidity and are not subject to any redemption restrictions at the measurement date. The funds have different trading terms varying from one to three days.
[2]	This category includes three partnership funds that invest in international equity. The funds allow for monthly redemptions and contributions on the first of each month. The fund manager must be notified by the 15th of the preceding month for redemptions and contributions.
[3]	This category includes 17 partnership funds that invest in private equity both domestically and internationally. These investments can never be redeemed during the life of the funds. Instead, distributions are received through the liquidation of the underlying assets of the funds. It is estimated that the underlying assets will be liquidated over the next 1 to 5 years. Unfunded commitments of $145.1 million remain in nine of the funds.
[4]	This category includes 10 investments in domestic and international real estate funds. The fair value of these investments is estimated using the NAV of the Trust’s ownership interest in partners’ capital. The valuation inputs of these investments are derived from third party appraisals. These investments can never be redeemed during the life of the funds. Distributions from each fund will be received as the underlying investments if the funds are liquidated over the next 1 to 6 years. Unfunded commitments of $2.3 million remain in three of the funds.

Xerox Corporation Savings Plan

Notes to Financial Statements

6. Derivative Policy

The Master Trust may enter into contractual arrangements (derivatives) in carrying out its investment strategy, and is limited to the use of derivatives allowed by the Investment Policy Statement, principally to: (1) hedge a portion of the Master Trust’s portfolio to limit or minimize exposure to certain risks, (2) gain an exposure to a market more rapidly or less expensively than could be accomplished through the use of the cash markets, and (3) reduce the cost of structuring the portfolio or capture value disparities between financial instruments. The Master Trust may utilize both exchange traded investment instruments such as equity and fixed income futures and options on fixed income futures, forward currency contracts, interest rate swaps, credit default swaps (CDS), swaptions and options. When engaging in forward currency contracts and any other over-the-counter derivatives, there is exposure to credit risk in the event of non-performance by the counterparties to these transactions. The Master Trust manages this exposure through credit approvals and limited monitoring procedures. Procedures are in place to regularly monitor and report market and counterparty credit risks associated with these instruments. This counterparty risk is further mitigated through the netting provisions of various agreements with certain counterparties that permit net settlement under specific conditions and, for certain counterparties, by providing collateral. These netting provisions may be part of an International Swap and Derivative Association agreement (ISDA) or other types of agreements. Such netting provisions govern the ability to offset amounts the Master Trust owes a counterparty against amounts the counterparty owes the Master Trust (net settlement). The agreements are specific to an individual counterparty within a particular investment account and generally allow net settlement in the event of contract termination. Furthermore, these agreements generally permit termination by either party prior to maturity upon the occurrence of certain stated events, such as failure to pay or bankruptcy. In addition, ISDAs specify other events, the occurrence of which would allow one of the parties to terminate. Collateral requirements are determined based on the net aggregate unrealized gain or loss on all bilateral derivatives with each counterparty, subject to minimum transfer amounts. Any additional collateral required due to changes in securities values is transferred the next business day.

The Master Trust discloses all derivatives on the Statement of Net Assets of the Master Trust (Footnote 4) on a gross basis. All collateral amounts (pledged and received) for the individual types of derivatives are disclosed in the following notes.

During the year ended December 31, 2014 and 2013, derivatives were used only in the defined benefit plans of the Master Trust.

Prior year derivative disclosures were revised to conform to current year derivative disclosures presentation.

Xerox Corporation Savings Plan

Notes to Financial Statements

The following is a summary of the significant accounting policies associated with the Master Trust’s use of derivatives.

Forward Foreign Currency Exchange Contracts

Forward currency contracts are generally utilized to hedge a portion of the currency exposure that results from the Master Trust’s holdings of equity and fixed income securities denominated in foreign currencies.

Forward currency contracts are generally marked-to-market at the prevailing forward exchange rate of the underlying currencies and the difference between contract value and market value is recorded as unrealized appreciation (depreciation) in Master Trust net assets. When the forward currency contract is closed, the Master Trust transfers the unrealized appreciation (depreciation) to a realized gain (loss) equal to the change in the value of the forward exchange contract when it was opened and the value at the time it was closed or offset. Sales and purchases of forward currency contracts having the same settlement date and broker are offset, and any gain (loss) is realized on the date of offset.

Certain risks may arise upon entering into a forward currency contract from the potential inability of counterparties to meet the terms of their contracts. Additionally, when utilizing forward currency contracts to hedge, the Master Trust gives up the opportunity to profit from favorable exchange rate movements during the term of the contract. As of December 31, 2014 and 2013, the value of currencies under forward currency contracts represents less than 1% of total investments.

A summary of open forward currency contracts of the Master Trust at December 31, 2014 and 2013 is presented below (in thousands):

	2014					2013
			Gross Amounts	Gross Amounts				Gross Amounts	Gross Amounts
			of Unrealized	of Unrealized	Net Amount			of Unrealized	of Unrealized	Net Amount
			Gains in the	Liablities in the	of			Gains in the	Liablities in the	of
		Notional	Statement of	Statement of Net	Unrealized		Notional	Statement of Net	Statement of Net	Unrealized
	Maturity Date	Value	Net Assets	Assets	Gain/(Loss)	Maturity Date	Value	Assets	Assets	Gain/(Loss)
Australian Dollar	1/5/2015- 2/12/2015	$2,901	$106	$(18)	$88	2/10/2014	$6,105	$21	$(146)	$(125)
Brazilian Real	1/5/2015- 7/2/2015	4,989	17	(28)	(11)	1/3/2014	92	—	—	—
Canadian Dollar	2/12/2015	800	12	—	12	2/10/2014	1,749	22	(1)	21
Danish Krone	2/12/2015	3,195	113	—	113	2/10/2014	3,124	—	(56)	(56)
Euro	2/12/2015- 2/19/2015	68,760	1,621	(297)	1,324	2/4/14- 3/13/14	127,285	161	(1,292)	(1,131)
Hong Kong Dollar	2/12/2015	3,819	2	—	2	2/10/2014	5,338	2	—	2
Indian Rupee	2/26/2015	1,448	—	(10)	(10)
Japanese Yen	1/5/2015- 2/12/2015	41,035	782	(198)	584	2/10/14- 2/18/14	38,796	1,613	(255)	1,358
Mexican Peso	2/5/2015	2,390	15	(54)	(39)	2/13/14- 3/20/14	4,459	14	(12)	2
New Zealand Dollar		—	—	—	—	2/10/2014	300	—	(3)	(3)
Norwegian Kroner	2/12/2015	1,023	93	—	93	2/10/2014	1,121	18	—	18
Pound Sterling	2/3/2015- 2/12/2015	26,414	401	(4)	397	2/10/14- 3/12/14	68,615	411	(1,228)	(817)
Russian Ruble		—	—	—	—	1/15/14- 4/15/14	45	—	—	—
Singapore Dollar	2/12/2015	170	—	(3)	(3)	2/10/2014	7,030	69	(9)	60
Swedish Krona	2/12/2015	6,693	393	—	393	2/10/2014	7,772	46	(79)	(33)
Swiss Franc	2/12/2015	5,642	144	—	144	2/10/2014	20,956	1	(331)	(330)

		$169,279	$3,699	$(612)	$3,087		$292,787	$2,378	$(3,412)	$(1,034)

At December 31, 2014, the Master Trust was in receipt of collateral in the form of Government Securities of $768,000 from Broker for counterparties.

Xerox Corporation Savings Plan

Notes to Financial Statements

Future Contracts

The Master Trust used equity index and fixed income futures contracts to manage exposure to the market. Buying futures tends to increase the Master Trust’s exposure to the underlying instrument. Selling futures tends to decrease the Master Trust’s exposure to the underlying instrument held or hedge the fair value of other fund investments. The Master Trust does not employ leverage in its use of derivatives. Futures contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a futures contract, the Master Trust is required to deposit either in cash or securities an amount (initial margin) equal to a certain percentage of the nominal value of the contract. Pursuant to the futures contract, the Master Trust agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in the value of the futures contract. Such receipts or payments are known as “variation margin” which are generally settled daily and are included in the unrealized gains (losses) on futures contracts. The Master Trust will record a variation margin receivable or payable in the Master Trust net assets for variation margins which have not yet been paid at the end of the year.

Futures contracts involve, to varying degrees, credit and market risks. The Master Trust enters into futures contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the futures contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instruments or if there is an illiquid secondary market for the contracts. In addition, there is the risk that there may not be an exact correlation between a futures contract and the underlying index or security. As of December 31, 2014 and 2013, the unrealized gain/loss of future contracts represents less than 1% of total investments.

As of December 31, 2014 and 2013, U.S. Government Securities with market value of $383,000 and $600,375, respectively, and cash balances of $113,000 and $983,000, respectively, were pledged to cover margin requirements for open futures contracts.

A summary of open fixed income futures of the Master Trust is presented below (in thousands), for the year ended:

	December 31, 2014			December 31, 2013
	Contracts		Unrealized	Contracts		Unrealized
	Long / (Short)	Notional Value	Gain / (Loss)	Long / (Short)	Notional Value	Gain / (Loss)
90 day Eurodollar Future	$—	$—	$—	$1,914	$473,353	$(982)
US Treasury 2-30 year Futures	123	20,184	799	45	6,664	(69)

	$123	$20,184	$799	$1,959	$480,017	$(1,051)

Interest Rate and Credit Default Swaps and Swaptions

The Master Trust may invest in interest rate swap contracts. The Master Trust uses interest rate swap contracts to manage its exposure to interest rates. Interest rate swap contracts typically represent the exchange between the Master Trust and a counterparty of respective commitments to make variable rate and fixed rate payments with respect to a notional amount of principal. Such contracts have a term coincident with the maturity date of the Master Trust, with settlement scheduled for the termination date of the contract.

During the period that the swap contract is open, the contract is marked-to-market as the net amount due to or from the Master Trust in accordance with the terms of the contract based on the closing level of the relevant index or security and interest accrual through the valuation date. Swaps are marked-to-market daily based upon values from third party vendors or quotations from market makers to the extent available and the change in value, if any, is recorded as an unrealized gain or loss on the Statement of Net Assets Available for Benefits. Periodic cash settlements on interest rate swaps are recorded as realized gains or losses. Interest rate swap contracts may include extended effective dates.

Xerox Corporation Savings Plan

Notes to Financial Statements

Entering into a swap contract involves, to varying degrees, elements of credit, market and/or interest rate risk in excess of the amounts reported in the Statement of Net Assets of the Master Trust. Notional principal amounts are used to express the extent of involvement in the transactions, but are not delivered under the contracts. Accordingly, credit risk is limited to any amounts receivable from the counterparty. To reduce credit risk from potential counterparty default, the Master Trust enters into swap contracts with counterparties whose creditworthiness has been approved by the Company. The Master Trust bears the market risk arising from any change in index or security values or interest rates. Under certain circumstances, the Master Trust may be required to pledge collateral to or may receive collateral from swap counterparties. Initial upfront payments received or made upon entering into a swap contract are included in the fair value of the swap.

The following interest rate swap contracts were open at December 31, 2014 (in thousands):

				Premiums
		Maturity	Notional	Paid		Unrealized
Description	Fixed rate	Date	Amount	(Received)	Value	Gain/Loss
Pay Fixed and Receive 6-Month EURIBOR	1.25%	2025	$6,900	$60	$(331)	$(391)
Pay Fixed and Receive 12-Month EURIBOR	0.35%-1.00%	2017-2019	1,050	(1)	(16)	(15)
Pay Fixed and Receive 12-Month USCPI	1.53%	2016	1,000	—	(16)	(16)
Pay Fixed and Receive 3-Month EURIBOR	0.40%	2015	16,800	—	(7)	(7)
Pay Fixed and Receive 3-Month LIBOR USD	1.00%-3.11%	2019-2034	41,600	(359)	(1,735)	(1,376)
Pay Fixed and Receive 6-Month LIBOR GPB	2.75%	2025	5,800	(145)	(735)	(590)
Pay Fixed and Receive 6-Month LIBOR JPY	1.00%	2023-2024	1,143,600	16	(305)	(321)
Pay Fixed and Receive Eurostat Eurozone HICP	0.75%-1.05%	2019	11,000	—	(239)	(239)
Pay Fixed and Receive Eurostat Eurozone MCPI	1.54%	2016	300	—	(5)	(5)
Pay 28-day MX Interbank TIIE and Receive Fixed	5.61%-6.80%	2021-2023	86,800	27	104	77
Pay 3-Month BBSW and Receive Fixed	3.25%	2017	53,100	(53)	373	426
Pay 3-Month LIBOR USD and Receive Fixed	1.64%-3.06%	2022-2044	91,400	—	(2,880)	(2,880)

			$1,459,350	$(455)	$(5,792)	$(5,337)

Xerox Corporation Savings Plan

Notes to Financial Statements

The following CDS contracts were open at December 31, 2014 (in thousands):

						Premiums
	Moody’s	Fixed			Notional	Paid		Unrealized
Reference Obligation	Credit Rating	rate	Maturity Date	Buy/Sell	Amount	(Received)	Value	Gain/(Loss)
BARRICK GOLD CORPORATION	Baa2	1.00%	2018-2019	Sell	$900	$(32)	$(12)	$20
BRAZIL GOVT	Baa2	1.00%	2018-2024	Sell	5,000	(270)	(158)	112
CDX.NA.HY.23	Not Rated	5.00%	2019	Sell	8,400	486	522	36
CDX.NA.IG.19	Not Rated	1.00%	2017	Sell	33,700	186	634	448
CDX.NA.IG.23	Not Rated	1.00%	2019	Sell	83,500	1,326	1,342	16
COMMONWEALTH BANK OF AUSTRALIA	Not Rated	1.00%	2019	Sell	1,000	(5)	14	19
D.R. HORTON INC	Ba1	1.00%	2018-2019	Sell	2,700	(154)	(42)	112
ENCANA CORP	Baa2	1.00%	2018	Sell	600	(14)	(12)	2
FINMECCANICA SPA	Ba1	5.00%	2018	Sell	1,300	147	225	78
FORD MOTOR CO	Baa3	5.00%	2019	Sell	200	39	36	(3)
GAZPROM OAO VIA GAZ CAPITAL SA	Baa2	1.00%	2019	Sell	3,100	(327)	(676)	(349)
GENERAL MOTORS CO	Ba1	5.00%	2019	Sell	900	149	134	(15)
GREEK GOVT	Not Rated	1.00%	2015-2019	Sell	1,100	(51)	(93)	(42)
ITALY GOVT	Baa2	1.00%	2018-2019	Sell	21,300	(253)	(107)	146
ITRAXX EUROPE CROSSOVER SERIES 20	Not Rated	5.00%	2018	Sell	700	102	102	—
ITRAXX EUROPE SERIES 22	Not Rated	1.00%	2019	Sell	12,250	218	221	3
KB HOME	B2	5.00%	2018-2019	Sell	1,550	95	151	56
METLIFE INC	A3	1.00%	2019	Sell	3,800	46	74	28
MEXICO GOVT	A3	1.00%	2018-2019	Sell	8,900	(23)	60	83
MGM RESORTS INTERNATIONAL	B3	5.00%	2018	Sell	1,500	6	124	118
NEWMONT MINING CORP (HOLDING CO)	Baa2	1.00%	2019	Sell	200	(10)	(3)	7
NRG ENERGY INC	B1	5.00%	2018	Sell	3,200	251	326	75
PETROBRAS GLOBAL FINANCE BV	Baa2	1.00%	2018-2019	Sell	3,000	(167)	(395)	(228)
RUSSIAN GOVT	Baa2	1.00%	2019	Sell	900	(99)	(142)	(43)
SBERBANK OF RUSSIA VIA SB CAPITAL SA	A3	1.00%	2019	Sell	1,700	(161)	(344)	(183)
SPAIN GOVT	Baa2	1.00%	2019	Sell	13,400	138	120	(18)
TESCO PLC	Baa3	1.00%	2019	Sell	1,000	9	(44)	(53)
UNITYMEDIA KABELBW GMBH	B3	5.00%	2021	Sell	400	56	79	23
VIRGIN MEDIA FINANCE PLC	B2	5.00%	2019-2021	Sell	1,200	153	210	57

					$217,400	$1,841	$2,346	$505

CDS contracts are agreements in which one party pays fixed periodic payments to a counterparty in consideration for a guarantee from the counterparty to make a specific payment should a specified negative credit event(s) take place. The Master Trust entered into CDS contracts to hedge the Master Trust’s exposure on a debt security that it owns or in lieu of selling such debt security.

As the purchaser of a CDS contract, the Master Trust purchases protection by paying a periodic interest rate on the notional amount to the counterparty. The interest amount is accrued daily as a component of unrealized appreciation (depreciation) and is recorded as a realized loss upon payment. If a credit event as specified in the contract occurs, the Master Trust may have the option either to deliver the reference obligation to the seller in exchange for a cash payment of its par amount, or to receive a net cash settlement equal to the par amount less an agreed-upon value of the reference obligation as of the date of the credit event. The difference between the value of the obligation or cash delivered and the notional amount received will be recorded as a realized gain (loss).

Xerox Corporation Savings Plan

Notes to Financial Statements

As the seller of a CDS contract, the Master Trust sells protection to a buyer and will generally receive a periodic interest rate on the notional amount. The interest amount is accrued daily as a component of unrealized appreciation (depreciation) and is recorded as a realized gain upon receipt of the payment. If a credit event as specified in the contract occurs, the Master Trust may either be required to accept the reference obligation from the buyer in exchange for a cash payment of its notional amount, or to pay the buyer a net cash settlement equal to the notional amount less an agreed-upon value of the reference obligation as of the date of the credit event. The difference between the value of the obligation or cash received and the notional amount paid will be recorded as a realized gain (loss). The maximum potential amount of undiscounted future payments the Master Trust could be required to make as the seller of protection under a CDS contract is equal to the notional amount of the reference obligation.

As a protection seller, the Master Trust bears the risk of loss from the credit events specified in the contract. Although specified events are contract specific, credit events are generally defined as bankruptcy, failure to pay, restructuring, obligation acceleration, obligation default, or repudiation/moratorium. For CDS contracts on credit indices, quoted market prices and resulting market values serve as an indicator of the current status of the payment/performance risk. Increasing market values, in absolute terms when compared to the notional amount of the swap, represent a deterioration of the reference entity’s credit soundness and a greater likelihood or risk of default or other credit event occurring as defined under the terms of the contract. CDS contracts are valued daily, and the change in value is recorded as unrealized appreciation (depreciation) until the termination of the swap, at which time a realized gain (loss) is recorded.

CDS contracts can involve greater risks than if a plan had invested in the reference obligation directly since, in addition to general market risks, CDS’s are subject to counterparty credit risk, leverage risk, hedging risk, correlation risk and liquidity risk. The Master Trust will enter into CDS transactions only with counterparties that meet certain standards of creditworthiness.

At December 31, 2014, the Master Trust had pledged cash collateral of $2,625,000 and Government Securities of $4,077,000 to swap counterparties.

Xerox Corporation Savings Plan

Notes to Financial Statements

The following interest rate swap contracts were open at December 31, 2013 (in thousands):

				Premiums
		Maturity	Notional	Paid		Unrealized
Description	Fixed rate	Date	Amount	(Received)	Value	Gain/Loss
Pay Fixed and Receive 6-Month USD Libor	1-3%	2023-2024	$635,700	$14	$(33)	$(47)
Pay Fixed and Receive 6-Month USD EURIBOR	2.25%	2024	1,600	22	(6)	(28)
Pay 3-Month USD Libor and Receive Fixed	1.64%-3.68%	2022-2043	348,300	(3)	(17,169)	(17,166)
Pay 6-Month BBSW and Receive Fixed	4.00%	2019	6,000	(37)	(4)	33

			$991,600	$(4)	$(17,212)	$(17,208)

The following CDS contracts were open at December 31, 2013 (in thousands):

	Moody’s	Fixed	Maturity		Notional	Premiums Paid		Unrealized
Reference Obligation	Credit Rating	rate	Date	Buy / Sell	Amount	(Received)	Value	Gain/(Loss)
FINM ECCANICA S.P.A.	Ba1	5.00%	2018	Sell	$1,300	$148	$168	20
ENCANA CORPORATION	WR	1.00%	2018	Sell	600	(14)	6	20
KB HOME	B2	5.00%	2018	Sell	600	31	61	30
Markit Index of Investment Grade CDX (CDX.NA.IG.21)	Not Rated	1.00%	2017-2018	Sell	38,600	257	809	552
REPUBLIC OF ITALY	Baa2	1.00%	2018	Sell	1,400	(92)	(42)	50
UNITED MEXICAN STATES	A3	1.00%	2018	Sell	5,200	(8)	30	38
PEOPLE’S REPUBLIC OF CHINA	Aa3	1.00%	2018	Sell	2,150	22	25	3
FEDERATIVE REPUBLIC OF BRAZIL	Baa2	1.00%	2018	Sell	7,200	(340)	(293)	47
BARRICK GOLD CORPORATION	Baa2	1.00%	2018	Sell	600	(25)	(24)	1
NRG ENERGY, INC.	B1	5.00%	2018	Sell	3,200	248	346	98
PETROLEO BRASILEIRO S/A PETROBRAS	Baa1	1.00%	2018	Sell	800	(40)	(52)	(12)
NEWMONT MINING CORPORATION	Baa2	1.00%	2018	Sell	700	(21)	(31)	(10)
D.R. HORTON, INC.	Ba2	1.00%	2018	Sell	1,200	(75)	(27)	48
TOKYO ELECTRIC POWER COMPANY, INC	Ba2	1.00%	2014	Sell	10,000	(1)	—	1
MGM RESORTS	B3	5.00%	2018	Sell	1,500	6	191	185
INTERNATIONAL KB HOME	B2	5.00%	2018	Sell	450	23	45	22

					$75,500	$119	$1,212	$1,093

Xerox Corporation Savings Plan

Notes to Financial Statements

The following swaption contracts were open at December 31, 2014 (in thousands):

(Written) Purchased	Pay/Receive Floating rate	Description	Floating Rate Index	Exercise Rate	Expiration Date	Notional Amount	Value
Written	Pay	10-Year Interest Swaption	3-Month USD-	2.2%-2.3%	2015	$(32,200)	$(337)
		(Call)	LIBOR
Written	Pay	10-Year Interest Swaption	6-Month EURIBOR	1.0%	2015	(1,700)	(33)
		(Call)
Written	Pay	10-Year Interest Swaption	3-Month USD-	2.8%-3.6%	2015	(90,575)	(9)
		(Put)	LIBOR
Written	Pay	10-Year Interest Swaption	6-Month EURIBOR	1.6%	2015	(1,700)	1
		(Put)
Written	Pay	2-Year Interest Swaption	6-Month EURIBOR	0.4%	2015	(10,800)	(42)
		(Call)
Written	Pay	2-Year Interest Swaption	6-Month EURIBOR	0.4%	2015	(10,800)	(10)
		(Put)
Written	Pay	30-Year Interest Swaption	3-Month USD-	3.9%	2017	(21,200)	(196)
		(Put)	LIBOR
Written	Pay	5-Year Credit Default Rate	CDX.O IG23	0.9%-1.0%	2015	(36,800)	(23)
		Swaption
Written	Pay	5-Year Credit Default Rate	ITRAXX.0	0.5%-0.6%	2015	(3,100)	(3)
		Swaption
Written	Pay	5-Year Interest Rate	3-Month USD-	5.2%	2016	(6,200)	(4)
		Swaption (Put)	LIBOR
Written	Pay	5-Year Interest Swaption	3-Month USD-	3.8%-4.0%	2017	(154,500)	(1,409)
		(Put)	LIBOR
Written	Pay	EU22 Credit Default Rate	ITRAXX.0	0.5%-1.0%	2015	(28,100)	(17)
		Swaption
Purchased	Pay	10-Year Interest Swaption	3-Month USD-	2.3%	2015	145,700	907
		(Call)	LIBOR
Purchased	Pay	2-Year Interest Swaption	3-Month USD-	1.1%	2015	84,400	156
		(Call)	LIBOR
Purchased	Pay	30-Year Interest Swaption	3-Month USD-	3.9%-5.2%	2015-2017	81,100	1,312
		(Put)	LIBOR

						$(86,475)	$293

The Master Trust may write or purchase interest rate swaption agreements which are options to enter into a pre-defined swap agreement by some specified date in the future. The writer of the swaption becomes a counterparty to the swap if the buyer exercises. The interest rate swaption agreement will specify whether the buyer of the swaption will be a fixed rate receiver or a fixed rate payer upon exercise. Options on swap contracts are considered over-the-counter financial derivative instruments that derive their value from underlying asset prices, indices, reference rates, and other inputs or a combination of these factors. These contracts are normally valued on the basis of broker dealer quotations or by pricing service providers.

In 2014, total premiums received was $5,105,209. At December 31, 2014, the Master Trust was in receipt of cash collateral of $590,000 from the broker for swaptions.

Xerox Corporation Savings Plan

Notes to Financial Statements

The following swaption contracts were open at December 31, 2013 (in thousands):

(Written) Purchased	Pay/Receive Floating rate	Description	Floating Rate Index	Exercise Rate	Expiration Date	Notional Amount	Value
Written	Pay	1-Year Interest Rate Swaption	3-Month USD-	0.4%	2014	$(16,800)	$(6)
		(Put)	LIBOR
Written	Pay	2-Year Interest Rate Swaption	3-Month USD-	2.0%	2014	(175,300)	(317)
		(Put)	LIBOR
Written	Pay	5-Year Credit Default Rate	CDX.NA.1G.2.1	0.7%-1.2%	2014	(12,600)	(2)
		Swaption
Written	Pay	5-Year Interest Rate Swaption	3-Month USD-	1.5-5.2%	2014-2016	(38,200)	(280)
		(Put)	LIBOR
Written	Pay	10-Year Interest Rate Swaption	3-Month USD-	2.3%-3.9%	2014-2015	(478,200)	(12,042)
		(Put)	LIBOR
Written	Receive	1-Year Interest Rate Swaption	3-Month USD-	0.4%	2014	(16,800)	(25)
		(Call)	LIBOR
Written	Receive	5-Year Credit Default Rate	CDX.NA.1G.2.1	0.7%	2014	(1,800)	(6)
		Swaption
Written	Receive	5-Year Interest Rate Swaption	3-Month USD-	1.3%	2014	(23,400)	(1)
		(Call)	LIBOR
Written	Receive	10-Year Interest Rate Swaption	3-Month USD-	1.8%-2.5%	2014	(10,900)	(1)
		(Call)	LIBOR
Purchased	Pay	10-Year Interest Rate Swaption	3-Month USD-	2.1%-2.4%	2014-2015	615,800	750
		(Call)	LIBOR
Purchased	Pay	20-Year Interest Rate Swaption	3-Month USD-	2.7%	2014	284,000	1
		(Call)	LIBOR
Purchased	Receive	30-Year Interest Rate Swaption	3-Month USD-	5.2%	2016	1,600	63
		(Put)	LIBOR

						$127,400	$(11,866)

In 2013, total premiums received were $7,941,825. At December 31, 2013, the Master Trust was in receipt of cash collateral of $10,680,000 from the broker for swaptions.

Options Contracts

The Master Trust may purchase and sell put and call options on securities. The Master Trust uses options to manage against changes in the market value of the Master Trust’s investments, mitigate exposure to fluctuations in currency values, or interest rates, or protect the Master Trust’s unrealized gains. In addition, the Master Trust may use options to facilitate investment transactions by protecting the Master Trust against a change in the market price of the investment, enhance potential gains, or as a substitute for the purchase or sale of securities or currency.

Exchange-traded options are valued using the National Best Bid and Offer (NBBO) close price. If the NBBO close price is not available, the NBBO bid (for long positions) or NBBO Ask (for short positions) will be used to value the option contract. Options traded over-the-counter are valued using a broker quotation or an internal valuation using an options pricing model such as Black-Scholes.

When the Master Trust writes an option, the premium received is recorded as a liability and is subsequently adjusted to the current fair value of the option written. Premiums received from writing options that expire unexercised are treated by the Master Trust on the expiration date as realized gains from written options. The difference between the premium and the amount paid for a closing purchase, including brokerage commissions, is also recorded as a realized gain/(loss). When an instrument is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of an instrument acquired or deducted from (or added to) the proceeds of the instrument sold.

Writing puts and buying calls may increase the Master Trust’s exposure to changes in the value of the underlying instrument. Buying puts and writing calls may decrease the Master Trust’s exposure to such changes. Losses may arise when buying and selling options if there is an illiquid secondary market for the options, which may cause a party to receive less than would be received in a liquid market, or if the counterparties do not perform under the term of the options.

Xerox Corporation Savings Plan

Notes to Financial Statements

At December 31, 2014, the Master Trust had written foreign currency options outstanding in the notional amount of $9,000,000 and a value of $290,000. These options expire in 2015. There were no purchased or written options outstanding as of December 31, 2013.

During the year ended December 31, 2014, the Master Trust used purchased and written options to protect the portfolio from adverse movements in securities prices and enhance return.

The following table presents the values of the derivatives carried on the Statements of Net Assets and the Statement of Changes in Net Assets of the Master Trust as of December 31, 2014 (in thousands):

Fair Value of Asset and Liability Derivative Contracts at December 31, 2014

(in thousands)
Derivatives not accounted for as hedging instruments	Equity	Foreign Exchange	Interest Rate / Credit Default	Total
Assets:
Unrealized gain on futures contracts *	$819	$—	$—	$819
Purchased options and swaptions	—	—	2,375	2,375
Unrealized gain on foreign exchange contracts	—	3,699	—	3,699
Unrealized gain on open swap contracts	—	—	2,371	2,371

	$819	$3,699	$4,746	$9,264

Liabilities:
Unrealized loss on futures contracts *	$20	$—	$—	$20
Options and swaptions written at value	—	—	2,372	2,372
Unrealized loss on foreign exchange contracts	—	612	—	612
Unrealized loss on open swap contracts	—	—	7,203	7,203

	$20	$612	$9,575	$10,207

Xerox Corporation Savings Plan

Notes to Financial Statements

The following table presents the values of the derivatives carried on the Statements of Net Assets and the Statement of Changes in Net Assets of the Master Trust as of December 31, 2013 (in thousands):

Fair Value of Asset and Liability Derivative Contracts at December 31, 2013
(in thousands)
Derivatives not accounted for as hedging		Foreign	Interest Rate /
instruments	Equity	Exchange	Credit Default	Total
Assets:
Unrealized gain on futures contracts *	$—	$—	$153	$153
Purchased options and swaptions	—	—	814	814
Unrealized gain on foreign exchange contracts	—	2,378	—	2,378
Unrealized gain on open swap contracts	—	—	1,165	1,165

	$—	$2,378	$2,132	$4,510

Liabilities:
Unrealized loss on futures contracts *	$—	$—	$1,204	$1,204
Options and swaptions written at value	—	—	12,680	12,680
Unrealized loss on foreign exchange contracts	—	3,412	—	3,412
Unrealized loss on open swap contracts	—	—	17,280	17,280

	$—	$3,412	$31,164	$34,576

*	Includes cumulative appreciation (depreciation) of futures contracts. Only current day’s variation margin is reported within the Statements of Net Assets of the Master Trust.

Effect of Derivative Instruments on the Statement of Changes in Net Assets of the Master Trust for 2014 (in thousands):

Derivatives not accounted for as hedging instruments	Net Appreciation / (Depreciation)
Futures contracts	$3,351
Foreign currency transactions	1,485
Swaptions contracts	12,840
Swap contracts	23,803

$41,479

During the year ended December 31, 2014, the average notional value of futures contracts purchased was $38,237,500 and the average notional value of futures contracts sold was $19,916,667. The average notional value of written options contracts was $5,500,000. There were no purchased options contracts in 2014. The average notional value of purchased swaptions contracts was $493,941,667 and the average notional value of written swaptions contracts was $460,291,667. The average notional value of interest rate swap contracts was $1,074,466,667 and the average notional value of CDS contracts was $171,000,500. The average notional value of forward foreign currency exchange contracts purchased was $33,383,566 and the average notional value of forward foreign currency exchange contracts sold was $149,386,411.

Xerox Corporation Savings Plan

Notes to Financial Statements

Effect of Derivative Instruments on the Statement of Changes in Net Assets of the Master Trust for 2013 (in thousands):

Derivatives not accounted for as hedging instruments	Net Appreciation / (Depreciation)
Futures contracts	$(2,967)
Foreign currency transactions	633
Swaptions contracts	(33,949)
Swap contracts	(14,755)

$(51,038)

During the year ended December 31, 2013, the average notional value of futures contracts purchased was $167,370,833 and the average notional value of futures contracts sold was $16,666,667. The average notional value of purchased options contracts was $3,228,083 and the average notional value of written options contracts was $415,867. The average notional value of purchased swaptions contracts was $892,225,000 and the average notional value of written swaptions contracts was $654,175,000. The average notional value of interest rate swap contracts was $463,734,167 and the average notional value of CDS contracts was $85,254,167. The average notional value of forward foreign currency exchange contracts purchased was $46,544,938 and the average notional value of forward foreign currency exchange contracts sold was $204,896,757.

7.	Securities Lending

The Master Trust is not restricted from lending securities to other qualified financial institutions, provided such loans are callable at any time and are at all times fully collateralized by cash (including both U.S. and foreign currency), cash equivalents or securities issued or guaranteed by the U.S. government or its agencies and the sovereign debt of foreign countries. The portfolios may bear the risk of delay in recovery of, or even of rights in, the securities loaned should the borrower of the securities fail financially. Consequently, loans of portfolio securities will only be made to firms deemed by the sub-advisors to be creditworthy. The portfolios receive compensation for lending their securities either in the form of fees or by retaining a portion of interest on the investment of any cash received as collateral. Cash collateral, if any, is invested in the State Street Quality A Short Term Investment Fund. There were no securities loaned by the Master Trust at December 31, 2014.

8.	Related Party Transactions

The Plan, along with the Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards, invest in a unitized stock fund, The Xerox Stock Fund (the Fund), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2014, the Plans purchased common shares in the Fund in the approximate amount of $22,327,000, sold common shares in the Fund in the approximate amount of $36,487,000, and had net appreciation in the Fund of approximately $17,270,000. The total value of the Plans’ investment in the Fund was approximately $137,970,000 and $134,859,000 at December 31, 2014 and 2013, respectively. During 2014, dividends paid on Xerox Corporation common shares amounted to $2,611,000. These transactions, as well as participant loans, qualify as party-in-interest transactions. Furthermore, the Plan pays administrative expenses related to salaries of Xerox employees responsible for plan administration. In addition, certain funds are managed by an affiliate of the Trustee and the investment manager and therefore, qualify as party-in-interest transactions. The Plan also accepts rollovers from affiliated plans, the Xerox Corporation Retirement Income Guarantee Plans (RIGP) and the Xerox Corporation Employee Stock Ownership Plan (ESOP), and these transactions qualify as party-in-interest. During the year ended December 31, 2014 there was one transfer of $89,000 from the Savings Plan of Xerox Corporation and the Xerographic Division, Rochester Regional Joint Board on Behalf of Itself and Other Regional Joint Boards to the Plan.

Xerox Corporation Savings Plan

Notes to Financial Statements

9.	Commitments and Contingencies

In the normal course of business, the Plan enters into agreements that contain a variety of representations and warranties which provide general indemnifications. The Plan’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Plan that have not yet occurred. However, based on experience, the Plan expects the risk of loss to be remote.

The Master Trust is committed to invest $982,020,061 in certain private equity and real estate funds, of which $834,693,095 has been contributed as of December 31, 2014.

10.	Subsequent Events

The Plan has evaluated subsequent events through the time of filing this Form 11-K with the Securities and Exchange Commission.

Effective August 4, 2015, no new investments will be permitted into the Xerox Stock Fund (including payroll deductions and transfers from other funds in the Plan); and effective December 31, 2016, the Xerox Stock Fund will be removed from the Plan.

Xerox Corporation Savings Plan

Supplemental Schedule

Schedule H, Part IV, Item 4i – Schedule of Assets (Held at End of Year)

(in thousands)
Identity of Issuer,	Description of Investment Including
Borrower, Lessor,	Maturity Date, Rate of Interest,		Current
or Similar Party	Collateral, Par or Maturity Value	Cost	Value
* Investment interest in Master Trust	See Note 4	**	$4,433,093
* Participant loans	Loans to plan participants, maturity dates through 2029, interest rates on outstanding loans from 4.25% to 10.5%, per annum		58,925

			$4,492,018

*	Party-in-interest
**	Cost is omitted for participant-directed investments